Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT is made and entered into as of March 5, 2012 (the “Effective Date”) by and between MOUNTAIN NATIONAL BANK (the “Bank”) and MOUNTAIN NATIONAL BANCSHARES, INC. (the “Company”), 300 E. Main Street, Sevierville, Tennessee 37862; and DWIGHT GRIZZELL (“Grizzell”).

The Bank is organized and exists as a national bank under the laws of the United States of America. The Company is a bank holding company under the laws of Tennessee. Grizzell serves as President/CEO of the Bank and the Company and as a member of their Boards of Directors.

Grizzell is 61 years of age, and the Bank and the Company and Grizzell have agreed that it is appropriate to ensure continuity of management and successful long-term performance of the Bank.

The Bank and Grizzell have agreed to a transition plan to accomplish those goals and are entering into this Agreement to set forth the terms of the plan.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

(a) Effective the above date (the “Effective Date”), Grizzell would cease serving as President and Chief Executive Officer of the Bank and the Company and would accept such other appropriate title and responsibilities as the Boards of the Company and the Bank may reasonably designate, commensurate with his years of experience and status in the banking industry provided that such title and responsibilities shall not cause the position to be within the definition of “senior executive officer” in 12 CFR §5.51(a)(3). Grizzell also agrees that he will resign from the Boards of the Bank and the Company on the Effective Date and will resign as President and Chief Executive Officer of the Company as soon as his successor shall be appointed. During the period from the date hereof to September 30, 2012, Grizzell will provide information and advice to the persons succeeding him as CEO and as President of the Company and the Bank so as to maximize a coordinated transition of executive management, will provide services on a full-time basis as a non-executive officer and employee of the Bank and be subject to the normal fiduciary and other duties of an officer and employee, including to act in the best interest of the Bank. Grizzell will continue to work with the Companys’ investment bankers concerning capital injections and potential strategic alternatives such as mergers, acquisitions, branch sales or other strategic transactions, and with Bank personnel in connection with business development, marketing and customer and community relations of the Company and the Bank, provided, however, that Grizzell shall not exercise significant influence over, or participate in, major policymaking decisions of the Bank or the Company.

(b) Grizzell agrees to retire as an officer and employee of the Bank and the Company with an effective date of September 30, 2012 (the “Retirement Date”).

2. COMPENSATION AND REIMBURSEMENT.

(a) Base Salary. The Bank and the Company shall pay Grizzell as compensation a salary at the rate of One Hundred and Ninety Eight Thousand ($198,000) Dollars per year (“Base Salary”). The Base Salary will be payable in accordance with the customary payroll practices of the Bank and will continue through September 30, 2012.

(b) Benefits. While employed by the Bank and the Company, Grizzell shall be allowed to participate in any benefits offered to other employees of the Bank and the Company on the same basis generally as other employees of the Bank and the Company. Grizzell shall continue to be permitted the use of the bank-owned vehicle he currently uses, under the Bank’s named vehicle use policies, and shall surrender such vehicle upon his retirement.

(c) SERP Agreement. Grizzell and the Bank and the Company have entered into an Amended and Restated Executive Salary Continuation Agreement dated January 19, 2007, which provides certain supplemental retirement benefits to Grizzell upon his retirement from the Bank. That Agreement was amended on November 19, 2007 (as amended, the “SERP Agreement.”). The SERP Agreement satisfies the requirements of 12 CFR §359.1(d)(2) and 12 CFR §359.1(f)(2)(iii) and payments thereunder are not prohibited by 12 CFR §359.2. The SERP Agreement is one of a series of similar agreements which provide certain benefits to members of senior management of the Bank, and the Bank intends to fund its obligations under those agreements through certain Bank-owned life insurance (the “BOLI”). The Bank agrees to keep the BOLI in place and to permit the cash value of Grizzell’s portion of the BOLI to continue to increase pending his retirement. It is understood that by virtue of Grizzell’s agreement to retire on the Retirement Date, no further accruals will be required in 2012 in order to fund the amounts that will be vested for Grizzell under the SERP Agreement upon such retirement, and the Bank will be able to recognize additional income from prior overaccrual. It is the intention of the parties to structure Grizzell’s retirement in such a manner that he is entitled to the full benefits under the applicable early retirement provisions of the SERP Agreement and the related BOLI.

3. RELEASE.

On the Retirement Date, provided the Bank has continued to provide the compensation and benefits to Grizzell required herein, and provided the Bank confirms that Grizzell is entitled to receive continuing benefits in accordance with the SERP Agreement, Grizzell agrees to execute a full release to the Bank, its officers, directors, successors and assigns, releasing any and all claims arising out of his employment with the Bank or the termination thereof, other than his rights under the SERP Agreement and his rights to indemnification as a former officer and director of the Bank and the Company in the event of any assertion of third party claims in accordance with the provisions hereof.

4. DISPUTE RESOLUTION

(a) In the event of a dispute concerning this Agreement or Grizzell’s employment, the parties, recognizing the expense of litigation, prefer an alternate resolution method. Therefore, neither party shall commence litigation prior to the completion of the resolution steps set forth below. Grizzell and the Bank shall have the right and option to elect to resolve any claim, controversy or dispute arising out of or in connection with this Agreement, or relating to or arising out of Grizzell’s employment with the Bank, (a) by mediation, if the parties can agree, and in the event the parties cannot agree, (b) by arbitration in Knoxville, Tennessee. If mediation is requested, the parties, through counsel, shall select a mediator who shall conduct the mediation in Knoxville, Tennessee or such other place as the parties agree. In the event mediation is not chosen, the parties cannot agree, or after starting mediation, and issues cannot be resolved, then the parties agree to arbitration. Either party hereto may demand arbitration and such arbitration shall take place within ninety (90) days of such demand unless the parties otherwise agree.

(b) In any dispute which is finally resolved through mediation, the expenses of such mediation shall be borne as the parties agree. In the event arbitration is necessary, each party shall have responsibility for their fees and expenses, unless the arbitrator determines a party has acted in bad faith and, in such case, such party shall bear the fees and expenses of the party not acting in bad faith.

(c) Any payments under this Agreement which are delayed due to a dispute hereunder must be paid to Grizzell (if so determined to be due and owing to Grizzell as provided above) within ten (10) days after the Grizzell and the Bank enter into a legally binding settlement of such dispute, the Bank concedes that such disputed amount is payable to Grizzell or the Bank is required to make such payment as a result of any determination of an arbitrator in any arbitration conducted pursuant to this Section 4.

5. TERM.

The term of this Agreement shall commence on the date hereof and shall continue until Grizzell’s retirement or Termination for cause, provided, however, that if approval of or non-objection to this Agreement of or by any bank regulator shall be required under any regulation, order or regulatory agreement, the effectiveness of this Agreement shall be subject to such approval or non-objection.

6. BINDING EFFECT.

This Agreement shall be binding upon, and inure to the benefit of, Grizzell and the Bank and the Company and their respective successors, heirs, executors and assigns.

7. MODIFICATION AND WAIVER.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

8. INDEMNIFICATION.

The Bank and the Company shall indemnify Grizzell to the fullest extent permitted existing officers and directors under applicable Tennessee and federal law and their respective Articles and Bylaws against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he or she may be involved by reason of his having been a director or officer of the Bank (whether or not he or she continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but to be limited to, judgment, court costs and attorneys’ fees and the cost of reasonable settlements; provided however, that no indemnification payment may be made in violation of Part 359 of the regulations of the Federal Deposit Insurance Corporation or applicable federal or Tennessee law. The Bank and the Company and shall continue to provide Grizzell with coverage provided to existing directors and officers under a standard directors’ and officers’ liability insurance policy at its expense, and to provide comparable tail coverage following Grizzell’s retirement or termination for cause to the extent such coverage is provided to the directors and officers of the Bank and the Company.

9. SUCCESSOR TO THE BANK AND THE COMPANY.

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank and the Company, expressly and unconditionally to assume and agree to perform the Bank’s and/or the Company obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their seal to be affixed hereunto by a duly authorized officer or director, and Grizzell has signed this Agreement, as of the Effective Date.

MOUNTAIN NATIONAL BANCSHARES, INC.

By:	/s/ Charlie R. Johnson
Name:	Charlie R. Johnson
Title:	Chairman

MOUNTAIN NATIONAL BANK

By:	/s/ Charlie R. Johnson
Name:	Charlie R. Johnson
Title:	Chairman

GRIZZELL:

/s/ Dwight B. Grizzell
Dwight B. Grizzell